SCHEDULE 14A
                                 (Rule 14a-101)

                     INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION

                Proxy Statement Pursuant to Section 14(a) of the
                Securities Exchange Act of 1934 (Amendment No. )

Filed by the Registrant  [X]

Filed by a Party other than the Registrant [ ] Check the appropriate box:

[ ]  Preliminary Proxy Statement
[ ]  Confidential, for Use of the Commission Only (as permitted by
      Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Under Rule 14a-12


                                SEACOR SMIT INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in its Charter)


--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]    No fee required.
[ ]    Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)    Title of each class of securities to which transaction applies:

--------------------------------------------------------------------------------
(2)    Aggregate number of securities to which transaction applies:

--------------------------------------------------------------------------------
(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined): (4) Proposed maximum aggregate value of transaction:

--------------------------------------------------------------------------------
(5)    Total fee paid:

--------------------------------------------------------------------------------
[ ]    Fee paid previously with preliminary materials:

--------------------------------------------------------------------------------
[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)    Amount Previously Paid:

--------------------------------------------------------------------------------
(2)    Form, Schedule or Registration Statement No.:

--------------------------------------------------------------------------------
(3)    Filing Party:

--------------------------------------------------------------------------------
(4)    Date Filed:

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73293.0004

[SEACOR LOGO]                                   11200 Richmond Avenue, Suite 400
                                                            Houston, Texas 77082










                                  April 5, 2002


Dear Stockholder:

         You are cordially invited to attend the 2002 Annual Meeting of Stockholders (the "Meeting") of SEACOR SMIT Inc. (the "Company"), which will be held at the offices of Weil, Gotshal & Manges LLP, 767 Fifth Avenue, 25th Floor, New York, New York 10153 on Wednesday, May 15, 2002 at 10:00 a.m., local time. All holders of record of the Company's outstanding common stock at the close of business on March 22, 2002 will be entitled to vote at the Meeting.

         Directors, officers and other representatives of the Company will be present at the Meeting and they will be pleased to answer any questions you may have.

         Whether or not you expect to attend the Meeting and regardless of the number of shares of SEACOR common stock you own, you are encouraged to read the enclosed Proxy Statement and Annual Report carefully, and to complete, sign, date and return the enclosed proxy in the postage-paid, self-addressed envelope provided for such purpose so that your shares will be represented at the Meeting. The prompt return of proxy cards will ensure the presence of a quorum.

         We hope that you will be able to attend and look forward to seeing you at the Meeting.

                                                       Sincerely,

                                                       /s/ Charles Fabrikant

                                                       Charles Fabrikant
                                                       Chairman of the Board

[SEACOR LOGO]                                   11200 Richmond Avenue, Suite 400
                                                            Houston, Texas 77082


                                SEACOR SMIT Inc.
                                ----------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                           To be Held on May 15, 2002
                                ----------------


                                  April 5, 2002

To Our Stockholders:

         The Annual Meeting of Stockholders (the "Meeting") of SEACOR SMIT Inc. (the "Company") will be held on Wednesday, May 15, 2002, at 10:00 a.m., local time, at the offices of Weil, Gotshal & Manges LLP, 767 Fifth Avenue, 25th Floor, New York, New York 10153, for the following purposes:

         1. To elect nine directors to serve until the 2003 Annual Meeting of Stockholders. Please see page 7.

         2. To transact such other business as may properly come before the Meeting and any adjournments thereof.

         Only holders of record of SEACOR common stock at the close of business on March 22, 2002 will be entitled to notice of and to vote at the Meeting. Your vote is very important! Please complete, sign, date and return the enclosed proxy, whether or not you expect to attend the Meeting, so that your shares may be represented at the Meeting if you are unable to attend and vote in person. If you attend the Meeting, you may revoke your proxy and vote your shares in person.

                                                      For the Board of Directors

                                                      /s/ Randall Blank

                                                      Randall Blank
                                                      Secretary

                                SEACOR SMIT Inc.

                        11200 Richmond Avenue, Suite 400
                              Houston, Texas 77082
                                ----------------

                                 PROXY STATEMENT
                                ----------------

                         Annual Meeting of Stockholders

                                  To Be Held On
                                  May 15, 2002



                 SOLICITATION OF PROXIES, VOTING AND REVOCATION

General

         This Proxy Statement and the enclosed proxy are being furnished to holders of record of the common stock, $.01 par value per share (the "Common Stock"), of SEACOR SMIT Inc., a Delaware corporation (the "Company"), in connection with the solicitation of proxies by the Board of Directors of the Company (the "Board") for use at the Annual Meeting of Stockholders (the "Meeting") to be held on Wednesday, May 15, 2002 and at any adjournments thereof. This Proxy Statement and the enclosed proxy are first being mailed to stockholders on or about April 10, 2002.

Voting

         The Board of Directors has fixed the close of business on March 22, 2002 as the record date (the "Record Date") for the determination of stockholders entitled to notice of and to vote at the Meeting. Each such stockholder will be entitled to one vote for each share of Common Stock held as of the Record Date on all matters properly to come before the Meeting, and may vote in person or by proxy authorized in writing. Attendance at the Meeting, in person or represented by proxy, by the holders of record of a majority of all shares of Common Stock issued, outstanding, and entitled to vote constitutes a quorum. As of the Record Date, there were 40,000,000 shares of Common Stock authorized, of which 20,242,704 were issued and outstanding. The Company has no other voting securities issued or outstanding.

         A list of the Company's stockholders as of the Record Date will be available for examination by any stockholder, for purposes germane to the Meeting, during ordinary business hours, for ten days prior to the date of the Meeting, at the offices of the Company, 11200 Richmond Avenue, Houston, Texas 77082.

         Stockholders are requested to complete, date, sign and promptly return the accompanying proxy in the enclosed postage-paid, self-addressed envelope provided for such purpose. Common Stock represented by properly executed proxies that are received by the Company and not subsequently revoked will be voted at the Meeting in accordance with the instructions contained therein. Abstentions and broker non-votes will count towards the determination of a quorum at the Meeting but will have the effect of votes "Against" a proposal, and will have no effect on votes counted in connection with director elections. If instructions are not given, proxies will be voted FOR election as a director of each of management's nominees named under "Proposal No. 1 - Election of Directors" in this Proxy Statement and listed under Item 1 of the enclosed proxy. As to any matters that may properly come before the Meeting other than those specified herein, the proxy holders will be entitled to exercise discretionary authority.

         As a matter of policy, proxies, ballots and voting tabulations that identify individual stockholders are kept confidential by the Company. Such documents are made available only by the inspectors of election and certain personnel associated with processing proxies and tabulating votes at the Meeting. The votes of individual stockholders will not be disclosed except as may be required by applicable law.

Revocation of Proxies

         A stockholder who so desires may revoke his or its proxy at any time before it is exercised by: (i) providing written notice to such effect to the Secretary of the Company, (ii) duly executing a proxy bearing a date subsequent to that of a previously furnished proxy, or (iii) attending the Meeting and voting in person. Attendance at the Meeting will not in itself constitute a revocation of a previously furnished proxy and stockholders who attend the Meeting in person need not revoke their proxy (if previously furnished) and vote in person.

Solicitation Expenses

         The Company will bear the costs of solicitation of proxies for the Meeting. In addition to solicitation by mail, directors, officers and regular employees of the Company may solicit proxies from stockholders by telephone, telegram, personal interview or other means. The Company will not incur any costs beyond those customarily expended for a solicitation of proxies for the election of directors in the absence of a contest, and said directors, officers, and employees will not receive additional compensation for their solicitation activities, but may be reimbursed for reasonable out-of-pocket expenses incurred by them in connection therewith. The Company has engaged Proxy Services, Inc. to distribute proxy materials to various brokers, dealers, commercial banks, trust companies, fiduciaries, custodians and other nominees (collectively, the "Nominees") who are holders of record of Common Stock. For these services, we will pay Proxy Services a fee of $205.00 and reimburse it for certain out-of-pocket disbursements and expenses. Nominees have been requested to forward proxy solicitation materials to their customers, and such Nominees will be reimbursed for their reasonable out-of-pocket expenses.

                          SECURITY OWNERSHIP OF CERTAIN
                        BENEFICIAL OWNERS AND MANAGEMENT

         The following table sets forth information regarding beneficial ownership of the Common Stock by: (i) all persons (including any "group" as that term is defined in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")) who were known by the Company to be the beneficial owners of more than 5% of the outstanding Common Stock, (ii) each director of the Company, (iii) each executive officer of the Company named in the Summary Compensation Table set forth below under "Executive Compensation," and (iv) all directors and executive officers of the Company as a group (16 persons). Except where otherwise indicated in the footnotes to the table, all beneficial ownership information set forth below is as of the most recent practicable date.

                                                   Amount and Nature of Beneficial     Percentage of Class
Name and Address of Beneficial Owner (1)                    Ownership (2)
-----------------------------------------------------------------------------------------------------------
Charles Fabrikant (3)                                          934,232                        4.6%

Randall Blank (4)                                              93,259                           *

Alice N. Gran (5)                                               8,403                           *

Dick Fagerstal (6)                                             31,174                           *

Milton Rose (7)                                                34,694                           *

James A. F. Cowderoy (8)                                       51,032                           *

Pierre de Demandolx (9)                                         3,000                           *

Richard M. Fairbanks, III (10)                                 30,000

Michael E. Gellert (11)                                        383,262                        1.9%

John C. Hadjipateras (12)                                       2,600                           *

Oivind Lorentzen (13)                                            **                            **

Andrew R. Morse (14)                                           27,031                           *

Stephen Stamas (15)                                             4,500                           *

Baron Capital Group, Inc. (16)                                2,558,840                       12.6%
767 Fifth Avenue
New York, New York 10153

T. Rowe Price Associates, Inc. (17)                           1,459,200                       7.2%
100 E. Pratt Street
Baltimore, Maryland 21202

GeoCapital, LLC (18)                                          1,549,500                       7.7%
825 Third Avenue
New York, New York 10022

Citigroup Inc. (19)                                           1,382,560                       6.8%
399 Park Avenue
New York, New York 10043

Dimensional Fund Advisors Inc. (20)                           1,054,900                       5.2%
1299 Ocean Avenue, 11th Floor
Santa Monica, California 90401

All directors and executive officers as a                     1,653,807                       8.2%
group (16 persons)

----------
*Less than 1.0%.
**Does not own any shares.

(1) Unless otherwise indicated, the address of each of the persons whose name appears in the table above is: c/o SEACOR SMIT Inc., 11200 Richmond Avenue, Suite 400, Houston, Texas 77082.

(2) The information contained in the table above reflects "beneficial ownership" of the Common Stock within the meaning of Rule 13d-3 under the Exchange Act. Unless otherwise indicated, all shares of Common Stock are held directly with sole voting and dispositive power. Beneficial ownership information reflected in the table above includes shares issuable upon the exercise of outstanding stock options exercisable within 60 days or upon conversion of the Company's 5 3/8% Convertible Subordinated Notes due November 15, 2006 (the "5 3/8% Notes").

(3) Includes 503,221 shares of Common Stock which Mr. Fabrikant may be deemed to own through his interest in, and control of (i) Fabrikant International Corporation ("FIC"), of which he is President, the record owner of 372,727 shares of Common Stock, (ii) Fabrikant International Profit Sharing Trust, of which he is the trustee, the record owner of 19,680 shares of Common Stock, (iii) the E Trust, of which he is Trustee, the record owner of 3,789 shares of common stock, (iv) the H Trust, of which he is trustee, the record owner of 3,789 shares of common stock and (v) VSS Holding Corporation, of which he is President and sole stockholder, the record owner of 103,236 shares of common stock. Also includes 382,502 shares of Common Stock issuable upon the exercise of options exercisable within 60 days and 13,500 shares of restricted stock over which Mr. Fabrikant exercises sole voting power. The information with respect to Mr. Fabrikant is as of February 5, 2002.

(4) Includes 66,384 shares of Common Stock issuable upon the exercise of options exercisable within 60 days and 7,033 shares of restricted stock over which Mr. Blank exercises sole voting power. The information with respect to Mr. Blank is as of March 3, 2002.

(5) Includes 1,903 shares of Common Stock issuable upon the exercise of options exercisable within 60 days and 483 shares of restricted stock over which Ms. Gran exercises sole voting power. The information with respect to Ms. Gran is as of February 20, 2002.

(6) Includes 26,050 shares of Common Stock issuable upon the exercise of options exercisable within 60 days and 2,250 shares of restricted stock over which Mr. Fagerstal exercises sole voting power. The information with respect to Mr. Fagerstal is as of February 9, 2002.

(7) Includes 22,751 shares of Common Stock issuable upon the exercise of options exercisable within 60 days and 299 shares of restricted stock over which Mr. Rose exercises sole voting power. The information with respect to Mr. Rose is as of February 4, 2002.

(8) Includes 3,000 shares of restricted stock over which Mr. Cowderoy exercises sole voting power. The information with respect to Mr. Cowderoy is as of January 29, 2002.

(9) Does not include 3,000 shares of Common Stock issuable upon exercise of options issued pursuant to the 2000 Stock Option Plan for Non-Employee Directors (the "Plan"). These options are exercisable after the earlier of May 16, 2002 or the date of the Meeting, pursuant to their terms. The information with respect to Mr. de Demandolx is as of January 16, 2002.

(10) Does not include 3,000 shares of Common Stock issuable upon exercise of options issued pursuant to the 2000 Stock Option Plan for Non-Employee Directors (the "Plan"). These options are exercisable, pursuant to their terms, after the earlier of May 16, 2002 or the date of the Meeting. The information with respect to Mr. Fairbanks is as of January 10, 2002.

(11) Includes 380,262 shares of Common Stock owned by Windcrest Partners, L.P., of which Mr. Gellert is one of two general partners. Does not include 3,000 shares of Common Stock issuable upon exercise of options issued pursuant to the 2000 Stock Option Plan for Non-Employee Directors (the "Plan"). These options are exercisable, pursuant to their terms, after the earlier of May 16, 2002 or the date of the Meeting. The information with respect to Mr. Gellert is as of February 6, 2002.

(12) Includes 2,000 shares of Common Stock which Mr. Hadjipateras may be deemed to own through a trust held for his children of which he is the trustee, and 600 shares of Common Stock owned by his daughter of which he is custodian until her 21st birthday. Does not include 3,000 shares of Common Stock issuable upon exercise of options issued pursuant to the 2000 Stock Option Plan for Non-Employee Directors (the "Plan"). These options are exercisable, pursuant to their terms, after the earlier of May 16, 2002 or the date of the Meeting. The information with respect to Mr. Hadjipateras is as of January 29, 2002.

(13)     The information with respect to Mr. Lorentzen is as of January 9, 2002.

(14) Does not include 3,000 shares of Common Stock issuable upon exercise of options issued pursuant to the 2000 Stock Option Plan for Non-Employee Directors (the "Plan"). These options are exercisable, pursuant to their terms, after the earlier of May 16, 2002 or the date of the Meeting, pursuant to their terms. The information with respect to Mr. Morse is as of March 1, 2002.

(15) Does not include 3,000 shares of Common Stock issuable upon exercise of options issued pursuant to the 2000 Stock Option Plan for Non-Employee Directors (the "Plan"). These options are exercisable, pursuant to their terms, after the earlier of May 16, 2002 or the date of the Meeting. The information with respect to Mr. Stamas is as of January 16, 2002.

(16) According to a Schedule 13G filed jointly on February 7, 2002 by Baron Capital Group, Inc. ("BCG"), Ronald Baron ("Baron"), BAMCO, Inc. ("BAMCO"), Baron Asset Fund ("BAF"), and Baron Capital Management, Inc. ("BCM"): (1) BCG and Baron share beneficial ownership of 2,558,840 shares, and have shared dispositive and voting power with respect to such shares; (2) BAMCO beneficially owns 1,935,000 shares and has shared dispositive and voting power with respect to such shares; (3) BCM beneficially owns 623,840 shares, and has shared dispositive and voting power with respect to such shares; (4) BAF has beneficial ownership of 1,575,000 shares and shared dispositive and voting power with respect to such shares; and (5) BCM has beneficial ownership of 623,840 shares and shared dispositive and voting power with respect to such shares. BCG and Baron disclaim beneficial ownership of shares held by their respective controlled entities (or the investment advisory clients thereof) to the extent such shares are held by persons other than BCG and Baron. BAMCO and BCM disclaim beneficial ownership of shares held by their investment advisory clients to the extent such shares are held by persons other than BAMCO, BCM and their affiliates. BAMCO and BCM are subsidiaries of BCG, BAF is an investment advisory client of BAMCO, and Baron owns a controlling interest in BCG.

(17) According to a Schedule 13G filed on February 22, 2002 by T. Rowe Price Associates, Inc. ("T. Rowe Price"), T. Rowe Price has sole voting power with respect to 354,850 shares and sole dispositive power with respect to 1,459,200 shares. These securities are owned by various individual and institutional investors for which T. Rowe Price serves as investment adviser with power to direct investments and/or sole power to vote securities. For purposes of the reporting requirements of the Securities Exchange Act of 1934, T. Rowe Price is deemed to be a beneficial owner of such securities; however, Price Associates expressly disclaims that it is, in fact, the beneficial owner of such securities.

(18) According to a Schedule 13G filed on February 12, 2002 by GeoCapital LLC ("GeoCapital"), GeoCapital it has the sole power to dispose of such shares but no power to vote them.

(19) According to a Schedule 13G filed jointly on February 6, 2002 by Citigroup Inc. ("Citigroup") and Salomon Smith Barney Holdings Inc. ("SSB"), Citigroup beneficially owns 1,382,560 shares, which includes 1,367,560 shares beneficially owned by SSB, a wholly owned subsidiary of Citigroup. Each of Citigroup and SSB reports shared voting and dispositive rights with respect to the shares beneficially owned by such reporting person.

(20) According to a Schedule 13G filed on January 30, 2002 by Dimensional Fund Advisors Inc. ("Dimensional Fund Advisors"), Dimensional Fund Advisors has sole voting and dispositive power with respect to such shares, but disclaims beneficial ownership of them.


Section 16(a) Beneficial Ownership Reporting Compliance

         Section 16(a) of the Exchange Act requires that each director and executive officer of the Company and each person owning more than 10% of the Common Stock report his or its initial ownership of the Common Stock and any subsequent changes in that ownership to the Securities and Exchange Commission. The Company is required to disclose in this Proxy Statement any late filings of such reports with respect to the most recent fiscal year.

         Based solely upon a review of copies of forms furnished to the Company or written representations from certain reporting persons that no Forms 5 were required, the Company believes that during the 2001 fiscal year all Section 16(a) filing requirements were satisfied.

                                 PROPOSAL NO. 1
                                 --------------

                              ELECTION OF DIRECTORS

         Pursuant to applicable Delaware law (the jurisdiction of incorporation of the Company) and the Company's Restated Certificate of Incorporation (the "Certificate of Incorporation"), the business and affairs of the Company are managed by or under the direction of the Board. Generally, the Board oversees the management of the Company's business operations and determines the corporate policies and appoints the chief executive officer, chief financial officer and other executive officers of the Company.

         Pursuant to the Company's Amended and Restated By-laws currently in effect (the "By-laws"), the number of directors constituting the Board shall be no less than five nor more than eleven, as may be fixed from time to time by resolution of the entire Board. The size of the Board is presently fixed at nine members. The By-laws provide that directors of the Company are elected annually to serve until the next annual meeting of stockholders or until their earlier resignation or removal. Accordingly, at the Meeting, nine directors are to be elected to serve until the next annual meeting of stockholders or until their respective successors are duly elected and qualified. All of the management nominees for director named below are currently directors of the Company. Unless otherwise specified, proxies will be voted FOR the election of each of the management nominees named below. The Board does not expect that any of the nominees will be unable to serve as a director. However, if for any reason one or more of the nominees is unable to serve, proxies will be voted for such substitute nominees as the Board may recommend unless otherwise specified in the proxy.

         Set forth below is certain biographical information with respect to each nominee for director:

Name                              Age                  Principal Occupation                Director Since
-----------------------------   ---------  ---------------------------------------------  ------------------
Charles Fabrikant                  57      Chairman of the Board, President and           December 1989
                                           Chief Executive Officer of the Company

Andrew R. Morse (1)                56      Senior Vice President of UBS PaineWebber       June 1998
                                           Inc.

Michael E. Gellert (2)             70      General Partner of Windcrest Partners, L.P.    December 1989

Stephen Stamas (1) (2)             71      Chairman of The American Assembly of           December 1992
                                           Columbia University

Richard M. Fairbanks, III          61      Counselor, Center for Strategic and            April 1993
(2)                                        International Studies

Pierre de Demandolx                61      Managing Director, Petroleum Development &     April 1994
                                           Diversification Ltd.

John C. Hadjipateras               51      President, Eagle Ocean Inc.                    July 2000

Oivind Lorentzen                   51      President, Northern Navigation                 August 2001
                                           International Ltd.

James A. F. Cowderoy               42      Managing Director, SEACOR International        August 2001
                                           Limited

-----------------------------
(1) Member of the Stock Option and Executive Compensation Committee.
(2) Member of the Audit Committee.

         Charles Fabrikant has been Chairman of the Board and Chief Executive Officer of the Company since 1989, and President of the Company since 1992. He has also served as a director of certain of the Company's subsidiaries since 1989. Mr. Fabrikant is President of Fabrikant International Corporation ("FIC"), a privately owned corporation engaged in marine operations and investments. FIC may be deemed to be an affiliate of the Company. Mr. Fabrikant has been Chairman of the Board of Directors of Chiles Offshore Inc. ("Chiles") since July 1997. Mr. Fabrikant is a licensed attorney admitted to practice in the State of New York and in the District of Columbia.

         Andrew R. Morse has been Senior Vice President - Investments at the Morse Group at UBS PaineWebber, Inc., an investment banking firm, since October 2001. Mr. Morse was Senior Vice President - Investments of Salomon Smith Barney Inc. of New York, an investment banking firm, and Smith Barney Inc., its predecessor, from March 1993 to October 2001. In addition, Mr. Morse sits on numerous philanthropic boards.

         Michael E. Gellert has been one of two general partners of Windcrest Partners, L.P., a New York based investment partnership, for more than the past five years. Mr. Gellert is currently a director of the following public corporations: Six Flags, Inc. (Committees: Audit, Compensation and Stock Option), Devon Energy Corp. (Committees: Compensation and Stock Option), Humana Inc. (Committees: Audit, Compensation, Investment, and Executive), High Speed Access Corp. (Committees: Audit, Compensation and Executive), Smith Barney World Funds, Inc., Travelers Series Fund, Inc., and Dalet Technologies. Additionally, Mr. Gellert serves as a member of the Putnam Trust Company Advisory Board to the Bank of New York.

         Stephen Stamas has been the Chairman of The American Assembly of Columbia University, a New York City based not-for-profit organization involved in the study of public affairs, since 1987. Mr. Stamas served as the Chairman of the New York Philharmonic from 1989 until 1996 and as Vice Chairman of the Rockefeller University from 1995 until November 1999. He is Chairman Emeritus and a director of the Greenwall Foundation. From 1973 to 1986, he served as a Corporate Vice President of Exxon Corporation.

         Richard M. Fairbanks, III has been a Counselor at the Center for Strategic and International Studies in Washington, D.C., a research organization, since April 2000, where he served as Managing Director for Domestic and International Issues from 1994 until April 1999. Mr. Fairbanks was the Managing Partner of the Washington, DC office of Paul, Hastings, Janofsky & Walker (a law partnership) from 1985 to 1992, when he became Senior Counsel, a position he held until 1994. Mr. Fairbanks is also a director of Hercules Incorporated (Committees: Audit and International), GATX Corporation (Committees: Audit and Nominating) and SPACEHAB, Inc. (Committee: Audit). He formerly served as an Ambassador-at-Large for the United States and was International Chairman of the Pacific Economic Cooperation Council. Mr. Fairbanks is admitted to practice law in the District of Columbia and before the United States Supreme Court.

         Pierre de Demandolx has been the Managing Director of Petroleum Development and Diversification, a London based consulting agency, since April 1999. From 1995 until September 2001, Mr. de Demandolx was also a director of Compagnie Nationale de Navigation ("CNN"), a Paris-based public shipping company owned by Compagnie Maritime Belge. Mr. De Demandolx was the Chief Executive Officer of CNN from September 1990 to June 1996. From 1996 until October 1997, Mr. de Demandolx was the Chairman of the Board of Heli-Union, a Paris based helicopter transportation company. From 1986 to 1996, Mr. de Demandolx was Chairman and is currently a Director of Feronia International Shipping, a Paris based shipping company, now named SEACOR Marine (West Africa) SAS.

         John C. Hadjipateras founded Eagle Ocean Inc., a marine transportation agency concentrating in sales and purchase, chartering, insurance and finance in Stamford, Connecticut, and has served as its President since its inception in 1980. He is also Managing Director of Eagle Financial Partners, LLC, a venture capital management company founded in 1998, and was Managing Director of Peninsular Maritime Ltd. a shipbrokerage firm, from 1972 until 1993. From 1974 until 1999, Mr. Hadjipateras was a Council member of INTERTANKO, the International Association of Independent Tanker Owners. From 1985 until 1989 he was a Board Member of the Greek Shipping Co-operation Committee, and is currently a Director of KIDSCAPE LTD., and a Member of the Board of Advisors to the Faculty of Language and Linguistics of Georgetown University.

         Since 1990, Oivind Lorentzen has been the President of the Northern Navigation Group in Greenwich, Connecticut. This company, which Mr. Lorentzen founded, includes investment companies and shipownership activities, concentrating in specialized transportation and structured finance. From 1979 to 1990 Mr. Lorentzen was Managing Director of Lorentzen Empreendimentos S.A., an industrial and shipping group in Brazil, and currently sits on their Board of Directors. Mr. Lorentzen is also a director of Blue Danube Incorporated. Mr. Lorentzen is a member of the Council of Foreign Relations and its Task Force on Brazil, the President of the Norwegian-American Chamber of Commerce Inc., and Trustee of the American Scandinavian Foundation and International House.

         James A. F. Cowderoy has been the Managing Director of SEACOR International Limited, a subsidiary of the Company, since May 2001. From 1995 until May 2001, Mr. Cowderoy was Managing Director of Stirling Shipping Company Limited, a private UK offshore shipping company based in Glasgow. Mr. Cowderoy is also a director of the North of England P&I Association Limited and Marine Shipping Mutual Insurance Company Limited.

         In connection with the Stirling Acquisition described below under "Stirling Acquisition and Related Transactions", the Company agreed to use its best efforts to elect James Cowderoy to the board. In August 2001, the Board acted to increase the size of the Board to eleven and elected James Cowderoy to fill the newly created vacancy.

         Directors will be elected by a plurality of the shares of Common Stock represented in person or by proxy at the Meeting. If you do not wish your shares to be voted for any particular nominees, please identify those nominees for whom you "withhold authority" to vote in the appropriate space provided on the enclosed proxy.

         The Board recommends that stockholders vote FOR the election of each of the director-nominees named above.

               INFORMATION RELATING TO THE BOARD OF DIRECTORS AND
                               COMMITTEES THEREOF

Meetings

         During the year ended December 31, 2001, the Board held four meetings and acted by unanimous written consent on four occasions. Each director attended at least 75% of the meetings of the Board and all committees of the Board of which he was a member during his term of service as a director.

Committees of the Board

Audit Committee

         The Audit Committee assists the Board of Directors in fulfilling its responsibility to oversee management's conduct of the Company's financial reporting process, including the selection of the Company's outside auditors, and the review of the financial reports and other financial information provided by the Company to any governmental or regulatory body, the public or other users thereof, the Company's systems of internal accounting and financial controls and the annual independent audit of the Company's financial statements.

         The Audit Committee held one meeting during the last fiscal year. The Board of Directors adopted a charter for the audit committee on June 14, 2000 which sets forth the Committee's responsibilities. All members of the Audit Committee are "independent" under the rules of the New York Stock Exchange currently applicable to the Company.

                             AUDIT COMMITTEE REPORT

         The following is the report of the Company's Audit Committee with respect to the Company's audited financial statements for the fiscal year ended December 31, 2001.

Review with Management

         The Audit Committee has reviewed and discussed the Company's audited financial statements with management.

Review and Discussions with Independent Auditors

         The Audit Committee has discussed with Arthur Andersen LLP, the Company's independent auditors, the matters required to be discussed by SAS 61 (Communications with Audit Committees) regarding the auditor's judgments about the quality of the Company's accounting principles as applied in its financial reporting.

         The Audit Committee has also received the written disclosures and the letter from Arthur Andersen LLP required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) and has discussed with Arthur Andersen LLP their independence.

Conclusion

         Based on the review and discussions referred to above, the Audit Committee recommended to the Company's Board of Directors that its audited financial statements be included in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2001 for filing with the Securities and Exchange Commission.

                  Audit Committee

                  Michael E. Gellert
                  Richard M. Fairbanks, III
                  Stephen Stamas


         The information contained in the foregoing report shall not be deemed to be "soliciting material" or to be "filed" with the Securities and Exchange Commission, nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that the Company specifically incorporates it by reference in such filing.


Stock Option and Executive Compensation Committee

         The Stock Option and Executive Compensation Committee is responsible, subject to the general terms and provisions of the SEACOR SMIT Inc. 1992 Non-Qualified Stock Option Plan (the "1992 Stock Option Plan") and the SEACOR SMIT Inc. 1996 Share Incentive Plan (the "1996 Share Incentive Plan"), for the administration and award of restricted stock and stock options under such plans. In addition, in January 1993, the Board delegated to the committee responsibility for all matters relating to the determination and award of executive compensation. Messrs. Stamas and Morse, both of whom are "Non-Employee Directors" within the meaning of Rule 16b-3(b) under the Exchange Act with respect to the 1992 Stock Option Plan and the 1996 Share Incentive Plan, serve as members of the Stock Option and Executive Compensation Committee. The Stock Option and Executive Compensation Committee held one meeting during 2001 and acted by unanimous written consent on four occasions.


Nominating Committee

         The Company does not maintain a Nominating Committee.

Compensation of Directors

         Directors of the Company who are officers receive no remuneration by reason of such directorship and are not compensated for attending meetings of the Board or standing committees thereof. Directors who are not officers of the Company receive an annual retainer of $15,000 and $1,500 for every regular Board and Committee meeting, respectively, that they attend.

         Under the 2000 Stock Option Plan for Non-Employee Directors (the "2000 Non-Employee Director Plan"), Directors who are not employees of the Company or a subsidiary are, each year, through the 2004 Annual Meeting of Stockholders, granted an option to purchase 3,000 shares of Common Stock, subject to adjustment. The exercise price of the options granted is the fair market value per share of the Common Stock on the date of grant. The 2000 Non-Employee Director Plan is administered by the Board of Directors or a committee designated by the Board. Options granted under the 2000 Non-Employee Director Plan are exercisable upon the earlier of the first anniversary of the date of grant or the first annual meeting of the Company's stockholders after the date of grant, for up to ten years. Subject to certain exceptions, if a Non-Employee Director's service as a Director is terminated, his or her options that are not then exercisable will terminate. Exercisable options may, generally, be exercised for a specified time after termination. In the event of a "Change in Control of the Company," (as defined in the 2000 Non-Employee Director Plan) vesting of all outstanding options granted under the 2000 Non-Employee Director Plan will be accelerated.

                             EXECUTIVE COMPENSATION

Summary Compensation Table

         The following table sets forth certain compensation information for the Company's Chief Executive Officer and each of the four most highly compensated executive officers of the Company whose aggregate salary and bonus exceeded $100,000 for the fiscal year ended December 31, 2001 (collectively, the "Named Executive Officers"). All option and restricted stock grants described in the table below and related footnotes as having been made prior to June 15, 2000 have been adjusted to give effect to a three-for-two stock split on such date.

                                     Annual Compensation                        Long-Term Compensation
                             -----------------------------------------------------------------------------------------
                                                                                         Number of
                                                                                         Securities        All Other
                                                                   Restricted Stock      Underlying      Compensation
         Position(s)          Year      Salary ($) Bonus ($) (1)    Awards ($) (2)       Options (#)         ($) (3)
         -----------          ----      ---------  -------------    --------------       -----------         -------
Charles Fabrikant, (4)        2001      525,000       750,000           1,000,270            50,000          5,100
Chairman of the Board,        2000      500,000       600,000           1,184,500            25,000          5,250
President, and                1999      500,000       250,000             403,650            52,500          5,000
Chief Executive Officer

Randall Blank, (5)            2001      335,000       175,000             226,148             7,500          5,100
Chief Financial Officer,      2000      325,000       125,000             216,300             5,000          5,250
Executive Vice President,     1999      325,000       125,000             190,181             7,500          5,000
and Secretary

Dick Fagerstal, (6)           2001      235,000       165,000             195,705             3,000          5,100
Vice President and Treasurer  2000      200,000       165,000             231,750               -            5,250
                              1999      150,000       125,000              77,625            37,500          5,000


Alice Gran, (7)               2001      235,000       120,000              43,490             1,000         12,000
Vice President                2000      200,000        60,000              25,750               -            8,900
and General Counsel           1999      200,000        40,000              23,288             1,500          6,600


Milton Rose, (8)              2001      200,000        60,000             117,423               -            5,100
Vice President                2000      190,000        40,000              92,700               750          5,250
                              1999      190,000        40,000              93,150               -            5,000

--------------------------------------------------------------------------------
(1) Sixty percent of the bonus is paid at the time of the award while the remaining forty percent is paid in two equal annual installments one and two years after the date of the grant. Any outstanding balance is payable upon the death, disability, termination without "cause" of the employee, or the occurrence of a "change-in-control" of the Company.

(2) The value indicated is based on the number of shares awarded and the stock price on the issuance date. The Company provides two kinds of Restricted Stock Awards. Each award of Type A Restricted Stock ("Type A Stock") vests in three equal and consecutive annual installments, commencing on the first anniversary of the date of award. Each award of Type B Restricted Stock ("Type B Stock") vests approximately one year from the date of the award. Both types of restricted stock vest immediately upon the death, disability, termination "without cause" of the employee, or the occurrence of a "change-in-control" of the Company. If cash dividends are paid by the Company, holders of restricted stock are entitled to receive such dividends whether or not the shares of restricted stock have vested.

(3) "All Other Compensation" includes contributions made by the Company to match pre-tax elective deferral contributions (included under Salary) made by Messrs. Fabrikant, Blank, Rose, and Fagerstal and Ms. Gran under the SEACOR Savings Plan, a defined contribution plan established by the Company effective July 1, 1994 which meets the requirements of
         Section 401(k) of the Internal Revenue Code of 1986, as amended (the "Code"). In the case of Ms. Gran, such amount includes $6,000 for the approximate amount paid for fiscal year 2001 under a defined contribution retirement plan paid by a United Kingdom subsidiary of the Company.

(4) Mr. Fabrikant was granted restricted stock awards of 4,500, 18,000, and 18,000 shares of Type A Stock pursuant to Restricted Stock Agreements between the Company and Mr. Fabrikant dated February 3, 2000, February 14, 2001, and February 28, 2002, respectively. Mr. Fabrikant was granted restricted stock awards of 3,300, 5,000, and 5,000 shares of Type B Stock pursuant to Restricted Stock Agreements between the Company and Mr. Fabrikant dated February 3, 2000, February 14, 2001, and February 28, 2002, respectively. At December 31, 2001, Mr. Fabrikant held 33,500 shares of restricted stock having a value of $1,554,400 based upon a closing price of $46.40 per share of Common Stock on December 31, 2001.

(5) Mr. Blank was granted restricted stock awards of 1,500, 2,000, and 3,000 shares of Type A Stock pursuant to Restricted Stock Agreements between the Company and Mr. Blank dated February 3, 2000, February 14, 2001, and February 28, 2002, respectively. Mr. Blank was granted restricted stock awards of 2,175, 2,200, and 2,200 shares of Type B Stock pursuant to Restricted Stock Agreements between the Company and Mr. Blank dated February 3, 2000, February 14, 2001, and February 28, 2002 respectively. At December 31, 2001, Mr. Blank held 6,699 shares of restricted stock having a value of $310,834 based upon a closing price of $46.40 per share of Common Stock on December 31, 2001.

(6) Mr. Fagerstal was granted restricted stock awards of 750, 3,000, and 3,000 shares of Type A Stock pursuant to Restricted Stock Agreements between the Company and Mr. Fagerstal dated February 3, 2000, February 14, 2001, and February 28, 2002, respectively. Mr. Fagerstal was granted restricted stock awards of 750, 1,500, and 1,500 shares of Type B Stock pursuant to Restricted Stock Agreements between the Company and Mr. Fagerstal dated February 3, 2000, February 14, 2001, and February 28, 2002, respectively. At December 31, 2001, Mr. Fagerstal held 5,124 shares of restricted stock having a value of $237,754 based upon the closing price of $46.40 per share of Common Stock on December 31, 2001.

(7) Ms. Gran was granted restricted stock awards of 450, 500, and 500 shares of Type A Stock pursuant to Restricted Stock Agreements between the Company and Ms. Gran dated February 3, 2000, February 14, 2001, and February 28, 2002, respectively. Ms. Gran was granted a restricted stock award of 500 shares of Type B Stock pursuant to a Restricted Stock Agreement between the Company and Ms. Gran dated February 28, 2002. At December 31, 2001, Ms. Gran held 900 shares of restricted stock having a value of $41,760 based upon a closing price of $46.40 per share of Common Stock on December 31, 2001.

(8) Mr. Rose was granted restricted stock awards of 300, 300, and 1,200 shares of Type A Stock pursuant to Restricted Stock Agreements between the Company and Mr. Rose dated February 3, 2000, February 14, 2001, and February 28, 2002, respectively. Mr. Rose was granted restricted stock awards of 1,500, 1,500, and 1,500 shares of Type B Stock pursuant to Restricted Stock Agreements between the Company and Mr. Rose dated February 3, 2000, February 14, 2001, and February 28, 2002, respectively. At December 31, 2001, Mr. Rose held 2,249 shares of restricted stock having a value of $104,354 based upon a closing price of $46.40 per share of Common Stock on December 31, 2001.


Stock Options

         On November 22, 1992, the Company's stockholders adopted the 1992 Stock Option Plan, which provides for the grant of non-qualified options to purchase shares of Common Stock to officers and key employees of the Company. The 1992 Stock Option Plan is administered by the Stock Option and Executive Compensation Committee of the Board. Each option granted to an officer or key employee must be evidenced by an agreement containing terms and provisions established by such committee in accordance with the 1992 Stock Option Plan.

         On April 18, 1996, the Company's stockholders adopted the 1996 Share Incentive Plan, which provides for the grant of stock options, stock appreciation rights, restricted stock awards, performance awards and stock units to officers and key employees of the Company. The 1996 Share Incentive Plan is administered by the Stock Option and Executive Compensation Committee of the Board. Each option or share granted to an officer or employee must be evidenced by an agreement (an "Option Agreement", or a "Restricted Stock Agreement", respectively) containing terms and provisions established by the Committee in accordance with the 1996 Share Incentive Plan.

Option Grants Table

         On December 11, 2001, the Company granted options with respect to fiscal year 2001 for a total of 70,800 shares of Common Stock under the 1996 Share Incentive Plan, none of which are exercisable prior to December 31, 2002 and which expire not later than December 11, 2011. The Option Agreements provide that the beneficial ownership of the options shall become exercisable in three approximately equal annual installments, commencing on December 31, 2002. However, 100% beneficial ownership of the options shall vest immediately upon death, disability, termination without "cause", as defined therein, or the occurrence of a "change-in-control" of the Company, as defined therein. During 2001 the Company granted additional options with respect to 45,000 shares of Common Stock under the 1996 Share Incentive Plan, under terms similar to those described above. The following table sets forth certain information with respect to the options granted to the Named Executive Officers:

                                         Individual Grants
                           --------------------------------------------------------
                                                                                      Potential Realizable Value
                                                                                       at Assumed Annual Rates
                            Number of                                                of Stock Price Appreciation
                           Securities     Percent of Total   Exercise                               for
                           Underlying      Options Granted   or Base                          Option Term
                             Options        to Employees     Price       Expiration  ----------------------------
Name                       Granted (#)   for Fiscal Year (%) ($/Sh)        Date             5% ($)       10% ($)
                           -----------   ------------------  ------        ----             ------      --------
Charles Fabrikant           50,000             43.2          41.325     12/11/2011       3,365,703      5,359,320

Randall Blank                7,500              6.5          41.325     12/11/2011         504,855        803,898

Alice Gran                   1,000              0.9          41.325     12/11/2011          67,314        107,186

Dick Fagerstal               3,000              2.6          41.325     12/11/2011         201,942        321,559

Aggregated Option Exercises and Year-End Option Value Table

         The following table sets forth certain information with respect to the value of the options outstanding at year-end based on a December 31, 2001 closing price of the Company's Common Stock of $46.40 per share. Options issued in respect of 2001 performance are included in this table.

                                                      Number of Securities          Value of Unexercised
                          Shares                     Underlying Unexercised       In-the-Money Options at
                       Acquired on      Value      Options at Fiscal Year-End (#)     Fiscal Year-End ($)
Name                   Exercise (#)  Realized ($)   Exercisable/Unexercisable     Exercisable/Unexercisable
--------------------------------------------------------------------------------------------------------------
Charles Fabrikant           -             -            344,167 / 122,500            10,831,896 / 855,667
Randall Blank               -             -              57,126/ 22,499             1,552,106 / 169,479
Milton Rose               10,000       391,600            22,250 / 750                760,150 / 11,883
Dick Fagerstal              -             -             25,800 / 15,750              403,979 / 215,555
Alice Gran                  -             -              2,403 / 2,200               152,106 / 169,479


Employment Contracts and Other Arrangements

         The Company entered into an employment contract with Mr. Rose, dated December 24, 1992 (the "Rose Employment Agreement"). The Rose Employment Agreement provides for an annual salary of $165,000, subject to adjustment for inflation, and for the grant of an option for 50,000 shares of Common Stock. The initial term of the Rose Employment Agreement was two years commencing on January 25, 1993. Since January 25, 1995, the Rose Employment Agreement has been subject to automatic renewal for one-year periods unless either party gives 180 days' written notice of termination to the other party. No such notice has been given to date and, accordingly, the terms of the Rose Employment Agreement remain in effect, although the Board of Directors has authorized salary payments exceeding the amounts set forth in the Rose Employment Agreement. In the event of a change in control of the Company (as defined in the Rose Employment Agreement), Mr. Rose has the option of a one-time extension of the Rose Employment Agreement for a three-year period.

         In the event Mr. Rose's employment is terminated because (i) he is discharged by the Company for reasons other than for "cause" (as defined therein), (ii) he involuntarily resigns at the request of the Company, for reasons other than for "cause," or (iii) he resigns following the assignment of duties which are inconsistent with employment in the capacity of a president of a subsidiary of the Company, he then is entitled to receive a one-time severance payment equal to his base salary (excluding bonuses and incentive compensation) for a period of 12 months after the occurrence of any such event.

         In addition, subject to certain limitations, the Rose Employment Agreement specifies that the Company must continue to provide any then-existing life and health insurance benefits to which Mr. Rose, through the Rose Employment Agreement, and his respective dependents are entitled for a period of one year after the termination of his employment or until he obtains other employment pursuant to which comparable life and health insurance benefits are provided.

         The Board may reduce any amount payable under the Rose Employment Agreement if it determines that all or any portion of the amount payable pursuant thereto may be treated as an "excess parachute payment" as defined in
Section 280G of the Code. Furthermore, the Rose Employment Agreement, by its terms, is binding upon any person or entity that acquires the Company, whether by means of merger, consolidation, the purchase of all or substantially all of the Company's assets, or otherwise.

         Except as set forth above with respect to Mr. Rose, the Company has no employment contracts or formal remuneration arrangements with any of the Named Executive Officers.


                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Chiles Management Services Agreement

         SEACOR Offshore Rigs Inc. ("SEACOR Rigs"), which is a wholly owned subsidiary of the Company, owned approximately 24% of Chiles common stock as of March 21, 2002. Dick Fagerstal, the Company's Vice President, Finance and Treasurer, serves as Senior Vice President, Chief Financial Officer, Secretary and a Director of Chiles. The Company entered into a Management and Administrative Services Agreement, dated as of February 27, 1998, with Chiles (the "Management Services Agreement"), pursuant to which the Company agreed to continue to perform certain administrative and technical services on Chiles' behalf, including providing the services of Mr. Fagerstal, as well as general management and financial services, including periodic advice and consultation in connection with corporate, legal, finance and other matters that may be required for Chiles' day-to-day operations. Under this agreement, Chiles agreed to pay a fee to the Company not to exceed $15,000 per month for the services of Mr. Fagerstal plus such other fees for services of others not to exceed the reasonable value thereof and to reimburse the Company for all out-of-pocket expenses related to the provision of such services. The fees charged by SEACOR for such services rendered under the Services Agreement are competitive with rates that would be charged by outside non-related parties. In addition, Chiles indemnifies the Company for claims and damages arising from its provision of services under the Management Services Agreement, unless due to the gross negligence or willful misconduct of the Company. Under this agreement, Chiles paid the Company approximately $0.2 million for the year ending December 31, 2001 for services provided, including the services of Mr. Fagerstal (exclusive of reimbursement of direct expenses). In January 2002 Chiles paid the Company approximately $0.1 million for services it provided in connection with the financing obtained for the construction of the Chiles Galileo. On July 18, 2000, the Company and Chiles amended the agreement to permit either party to terminate it upon 180 days' notice. Pursuant to a separate agreement with the Company, in connection with the delivery of the Chiles Discovery in February 2002, Chiles paid the Company a commission of $1 million.

The Stirling Acquisition and Related Transactions

         On May 4, 2001, the Company purchased all of the outstanding share capital of Stirling Shipping Holdings Limited ("Stirling") from the shareholders of Stirling (the "Stirling Acquisition"), including James Cowderoy, who subsequently became a Director of the Company in connection with this transaction, and members of his immediate family. The Company paid aggregate consideration of (pound)54.3 million ($77.1 million based on the exchange rate in effect and the price of the Common Stock at the closing), consisting of (pound)29.9 million ($43.0 million) in cash, (pound)14.7 million ($21.2 million) in notes (due in May 2002, bearing interest at 4% per annum and secured by a standby letter of credit) and 285,852 shares of Common Stock. Of these proceeds, Mr. Cowderoy received approximately (pound)17 ($24.50) in cash, (pound)6,812,757 ($9,806,964) in notes and 47,832 shares of Common Stock and members of his immediate family received an aggregate of (pound)18,339,976 ($26,400,395) in cash, (pound)7,572,473 ($10,900,575) in notes and 162,152 shares of Common Stock. The purchase price for the transaction was determined based on arms'-length negotiations and was subject to certain post-closing adjustments. In addition, the Company agreed to use its best efforts to elect Mr. Cowderoy to the Board.

         In connection with the Stirling Acquisition, the Company entered into ship management and administrative services agreements, a novation agreement and related agreements, and a pooling agreement with Harrisons (Clyde) Limited and affiliated entities (each a "Harrisons Entity", and, collectively "Harrisons") as described below. Mr. Cowderoy, a Director, and his immediate family own an aggregate 66% interest in Harrisons. All US$ prices set forth below are based on the exchange rate in effect at the closing of the Stirling transaction referred to above.


Ship Management and Administrative Services Agreements

         In connection with the Stirling Acquisition, the Company entered into two agreements pursuant to which a SEACOR subsidiary provides a Harrisons Entity with operation management and administrative services for an aggregate annual fee of (pound)124,500 ($179,218).


Novation Agreement and Related Agreement

         In connection with the Stirling Acquisition, the Company entered into an agreement with a Harrisons Entity and a third party, pursuant to which a SEACOR subsidiary assigned all of its rights to the Harrisons Entity, and the Harrisons Entity undertook all of the SEACOR subsidiary's obligations under certain contracts originally with Stirling, but relating to assets not acquired in the Stirling Acquisition (the "Contracts"). The Company also entered into an agreement with the third party pursuant to which the SEACOR subsidiary guaranteed performance by the Harrisons Entity of its obligations under the Contracts. In consideration for this guarantee, the Harrisons Entity agreed to pay to the SEACOR subsidiary an annual guarantee fee of (pound)25,000 ($35,988) and to indemnify the SEACOR subsidiary in the event it is required under the performance guarantee to perform any obligations on behalf of the Harrisons Entity.

Pooling Agreement

         In connection with the Stirling Acquisition, the Company also entered into a pooling agreement with a Harrisons Entity pursuant to which the parties agreed to coordinate marketing of large platform supply vessels through a pool. Revenues earned by vessels in the pool will be shared between the Company and the Harrisons Entity according to a formula. The pool will commence operations when at least one vessel owned by the Harrisons Entity and one vessel owned by the Company is re-delivered pursuant to the time charters in place at the time of the agreement and continues until the earlier of May 2, 2007 or when either party ceases to own any large platform supply vessels.

Lease Agreement

         A SEACOR subsidiary is party to a lease agreement entered into by a Stirling subsidiary with Woodside Crescent Limited prior to the Stirling Acquisition, in respect of office space in Glasgow, Scotland. Members of Mr. Cowderoy's immediate family own a 100% interest in Woodside Crescent Holdings Limited and its wholly-owned subsidiary, Woodside Crescent Limited. Pursuant to the lease agreement, which expires in 2006, the Company's subsidiary pays Woodside Crescent Limited annual rent of (pound)60,000 ($86,370).


Employment Agreement of James Cowderoy

         James Cowderoy, a Director, also serves as Managing Director of certain foreign subsidiaries of the Company pursuant to an employment agreement entered into in January 1996 with Stirling. Pursuant to this employment agreement, Mr. Cowderoy will serve in such capacity until May 4, 2002 at his current base salary of (pound)125,000 per annum ($179,937) subject to review. Thereafter, the Company may terminate Mr. Cowderoy's employment upon three months' notice, without further obligation to Mr. Cowderoy. The agreement also provides Mr. Cowderoy disability, life and health insurance, and pension and automobile benefits.


Strachan Arrangement

         The Company has entered into an arrangement with Mr. Andrew Strachan (the "Strachan Arrangement"). Under the Strachan Arrangement, as of January 1, 2001 Mr. Strachan receives a salary of $210,000 per year, to be reviewed semi-annually. The Strachan Arrangement also provides participation in Company medical and retirement plans made available to European nationals employed in EEU locations.


Compensation Committee Interlocks and Insider Participation

         Messrs. Stamas and Morse are currently members of the Stock Option and Executive Compensation Committee. Mr. Granville Conway, a former Director, served as a member of the Stock Option and Executive Compensation Committee until November 2001. Mr. Conway was President of the Company from December 1989 to October 1992.


                        REPORT ON EXECUTIVE COMPENSATION

General

         In January 1993, the Board delegated responsibility for all matters relating to the determination and award of executive compensation to the Stock Option and Executive Compensation Committee (the "Committee"). The Committee is currently comprised of Messrs. Stamas and Morse. The Committee held one meeting, acted by unanimous written consent on four occasions and, in addition, had several informal meetings during 2001 to discuss each option grant, to assess executive compensation policy, to review and approve compensation to the executive officers of the Company for the fiscal year ended December 31, 2001 and to discuss the Company's executive compensation policies and objectives for the forthcoming year.

         The Company's compensation program is designed to attract, retain and motivate highly qualified management personnel, and to engender a sense of entrepreneurial commitment among its executive officers. The Company's compensation philosophy is to provide levels of compensation competitive with comparable companies in the industry, to reward individual initiative and achievement, and to ensure that the amount and nature of executive compensation is reasonably commensurate with the Company's financial condition, results of operations, Common Stock performance, the executive compensation programs of the Company's competitors, and each individual's responsibilities, for each segment of income and cash flow. The Company's executive compensation program consists of three central components: (1) base salary, (2) discretionary annual bonuses, and (3) awards of restricted stock and grants of stock options. Factors reviewed by the Committee in establishing the Company's executive compensation program included the Company's financial performance, total assets and services provided, the Board's business philosophy and management's execution, industry practices, and the Company's culture and organizational structure. While the foregoing provides the general intent and guidelines of the Committee in determining the compensation levels and components for the executive officers, the Committee has final authority to determine all compensation matters in its sole discretion.


Base Salary

         Mr. Rose's salary was paid in accordance with the provisions of his employment agreement or other arrangements.

         In respect of Messrs. Fabrikant, Blank, Fagerstal, and Ms. Gran, their individual base salary increased from 2000 to 2001. On an individual basis, their respective salaries are a function of their experience, breadth of responsibilities, ability to manage a complex administrative and financial structure, and are consistent with companies comparable to the Company's business.


Annual Bonus

         The bonus portion of the executive compensation package is directly related to the individual's and the Company's performance during the year. Bonus payments are discretionary in nature and are tied to performance during the year in which they were earned. The Company believes that, to the extent that the bonus awards reward the executives in a fair and equitable way, they may also provide an incentive for their continued efforts and for enhanced future performance.

         Specific performance targets are set at the beginning of the year based on the Company's annual forecasts, focusing on operating revenue, net income, return on equity, cash flow (EBITDA basis), cash management, and the achievement of strategic objectives. Given, however, the Company's history of growth through mergers, acquisitions, and asset purchases, along with market conditions for the marine segment (which are beyond management's control), the Company's actual results can differ greatly from management's forecasts and the Committee must re-evaluate the targets set at the beginning of the year. In 2001, Revenue and Net Income increased 28% and 107%, respectively, and EBITDA increased 72% compared to 2000. Earnings per share on a fully diluted basis increased 79%. Return on equity was 10.9%. From a strategic perspective, the Company continued to upgrade its fleet through fleet acquisitions and new construction, and disposed of 39 vessels.

         The foregoing financial and operating growth of the Company was attributed by the Committee, in large part, to the efforts of the Named Executive Officers and positive returns on cash management, and therefore was considered when determining such persons' annual bonuses.


Common Stock Awards and Grants

         The purpose of restricted stock awards and stock option grants is to reward outstanding performance by key employees and officers, to provide additional incentives to executive officers and other key employees to maximize stockholder value, and to create longer term executive commitment to the Company. The Committee believes that such grants and awards foster a greater concern by management for the performance of the Company, both in the short and long term, which serves to align the interests of management and the Company's stockholders. The number of shares awarded or granted reflects a judgment on the individual's performance to date, as well as on the executive's ability to influence and enhance the Company's future performance.

         Restricted stock awards and stock options granted for 2001 reflect the Committee's belief that the interests of the Company's stockholders are best served by ensuring that senior management is dedicated to maximizing shareholder value. Mr. Fabrikant was expressly recognized for his active contribution to projects adding value to the performance of the Company's fleet and enhancing returns from cash balance and the Company's investment portfolio, in addition to his leadership role in the Company's development and his ability to continue to influence the direction of the Company towards maximizing shareholder value.


Compensation of the Chief Executive Officer

         In 2001, Mr. Fabrikant received total cash compensation (in the form of salary and bonus) of $1,275,000 from the Company. Additionally, he was granted options on 50,000 shares of stock and 18,000 shares of restricted stock for performance during 2001. These grants were made on December 11, 2001 and February 28, 2002, respectively, and vest over three years. Mr. Fabrikant was also granted 5,000 shares of restricted stock on February 28, 2002 that vest on February 28, 2003. The determination of Mr. Fabrikant's compensation was based upon the factors described above with respect to all executive officers and, in addition, upon Mr. Fabrikant's extensive experience, leadership and reputation within both the offshore marine and environmental services industries and his leadership role in the Company's strong development. Mr. Fabrikant played an instrumental role in the strategic direction of each of the Company's operating segments and the positioning of the Company's assets to take advantage of long-term growth opportunities, as well as taking day-to-day responsibility for management of the company's investment decisions.

         Section 162(m) of the Internal Revenue Code of 1986, as amended, prohibits the deduction by a publicly held corporation of compensation paid to a "covered employee" in excess of $1 million per year, subject to certain exceptions. Generally, the Company's covered employees are those executive officers listed in the Summary Compensation Table above. While the tax impact of any compensation arrangement is one factor to be considered, such impact is evaluated by the Committee in light of the Company's overall compensation philosophy and objectives. The Committee believes that long-term stockholder value is enhanced by appropriately rewarding desirable corporate and individual performance achievements and that under existing circumstances such value may outweigh the advantages of qualifying compensation as deductible under Section 162(m). Compensation to Mr. Fabrikant in 2001 exceeded the $1 million deductibility limit of Section 162(m). This amount is not covered by any of the exceptions to Section 162(m), and thus is not deductible by the Company.

         The foregoing report is respectfully submitted by the Stock Option and Executive Compensation Committee.

                  Compensation Committee

                  Andrew R. Morse
                  Stephen Stamas

Performance Graph

Set forth in the graph below is a comparison of the cumulative total return that a hypothetical investor would have earned assuming the investment of $100 over the five-year period commencing on December 31, 1996 in (i) the Common Stock of the Company, (ii) the Standard & Poor's 500 Stock Index ("S&P 500") and (iii) the Simmons Offshore Transportation Index, an index of oil service companies published by Simmons and Company, Inc. (the "Simmons Index").

                                                             December 31,
                            -------------------------------------------------------------------------------
                                1996         1997         1998         1999         2000         2001
                            -------------------------------------------------------------------------------
SEACOR SMIT Inc.               100.00       95.64        78.48         82.15       125.29       110.48
S&P 500                        100.00       133.25       171.32       207.35       188.49       166.13
Simmons Index                  100.00       146.27       67.87         69.07       117.91       110.89

                              Independent Auditors

         Arthur Andersen served as independent auditor for the Company for the fiscal year ended December 31, 2001 and has been engaged by the Company since December 1989. Representatives of Arthur Andersen will be present at the Meeting. They will have an opportunity to make a statement if they desire to do so and will be available to respond to stockholder questions after the conclusion of the Meeting.

         The following table sets forth the aggregate fees billed to the Company for the fiscal year ended December 31, 2001 by the Company's principal accounting firm, Arthur Andersen LLP:

         o     Audit Fees:                               $    376,325
         o     Financial Information Systems
               and Design and Implementation Fees:       $          0
         o     All Other Fees:                           $     71,500

         In light of recent events that have focused attention on companies' selection of independent auditors, the Audit Committee has not yet recommended to the Board a proposed independent auditor for the Company and its subsidiaries for the fiscal year ending December 31, 2002. Upon the recommendation of the Audit Committee, the Board shall select an independent auditor for the Company and its subsidiaries for the fiscal year ending December 31, 2002.


                                  OTHER MATTERS

Other Actions at Meeting

         The Board does not intend to present any other matter at the Meeting. The Board has not been informed that any other person intends to present any other matter for action at this meeting. If any other matters properly come before the Meeting, the persons named in the accompanying proxy intend to vote the proxies in accordance with their best judgment.


Limitation on Stockholder Action by Written Consent; Special Meetings of Stockholders; Removal of Directors; Vacancies

         The Restated Certificate of Incorporation provides that no action may be taken by stockholders except at an annual or special meeting of stockholders or by the affirmative written consent of the holders of not less than 66 2/3% (or such greater percentage as may then be required by applicable law) in voting power of the outstanding shares of Common Stock entitled to vote thereon. The By-laws provide that, to be properly brought before an annual meeting, business must be (i) specified in the notice of meeting and (ii) brought before the meeting by or at the direction of the Board, or (iii) be brought before the meeting by a stockholder upon timely written notice in proper form given to the Secretary of the Company. In order to be considered timely, such stockholder notice must be received by the secretary of the Company not less than 90 days prior to the anniversary of the date of the annual meeting of stockholders held in the previous year, subject to certain exceptions. The By-laws further provide that, unless otherwise prescribed by law, special meetings of stockholders can only be called by the Chairman of the Board, the President or pursuant to a resolution approved by a majority of the Board and, in any such case, only to consider such business as shall be provided in such resolution or in the notice delivered to stockholders respecting the special meeting.

         The By-laws also provide that directors of the Company can be removed from office (prior to the expiration of their term) with or without "cause" by the affirmative vote of a majority in voting power of the outstanding shares entitled to vote at an election of directors, and that vacancies on the Board can be filled only by the remaining directors then in office.


Stockholder Nomination of Directors

         The By-laws establish an advance notice procedure with regard to the nomination (other than by or at the direction of the Board or a committee thereof) of candidates for election as directors (the "Nomination Procedure"). Only persons who are nominated by the Board, a committee appointed by the Board, or by a stockholder who has given timely prior written notice to the Secretary of the Company prior to the meeting at which directors are to be elected, are eligible for election as directors of the Company. In order to be timely, such written notice must be received by the Secretary of the Company not less than 90 days prior to the anniversary of the date of the immediately preceding annual meeting (subject to certain exceptions), and the notice must contain (i) the name and address of the stockholder who intends to make the nomination and the name and address of the person or persons to be nominated, (ii) a representation that the stockholder is a holder of record of Common Stock entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice, (iii) a description of all contracts, arrangements or other understandings between the stockholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the stockholder, (iv) such other information regarding each nominee proposed by such stockholder as would be required to be included in a proxy or information statement filed pursuant to the Exchange Act, and (v) the consent of each nominee to serve as a director of the Company if so elected. The presiding officer of the meeting may refuse to acknowledge the foregoing nomination of any person not made in compliance with the Nomination Procedure.

         Although the By-laws do not empower the Board with the right to approve or disapprove of stockholder nominations for the election of directors or any other business properly brought by the Company's stockholders at any annual or special meeting, the foregoing Nomination Procedure may nevertheless have the effect of (i) precluding a nomination for the election of directors or precluding the transaction of business at a particular meeting if the proper procedures are not followed, or (ii) deterring a third party from conducting a solicitation of proxies or contest to elect his or its own slate of director nominees or otherwise attempting to obtain control of the Company.


Restrictions on Foreign Ownership of Common Stock and Related Matters

         The Company is subject to a variety of U.S. federal statutes and regulations, including the Shipping Act, 1916, as amended (the "Shipping Act"), and the Merchant Marine Act of 1920, as amended (the "1920 Act", and collectively with the Shipping Act, the "Acts"), which govern, among other things, the ownership and operation of vessels used to carry cargo between U.S. ports.

Generally, the Acts require that vessels engaged in U.S. coastwise trade must be owned by citizens of the U.S. In order for a corporation operating in U.S. coastwise trade to qualify as a U.S. citizen, at least 75% of the outstanding capital stock of the corporation must be owned by persons or organizations that are U.S. citizens, as defined in the Shipping Act. Accordingly, if persons or organizations that are not U.S. citizens as so defined were to own more than 25% of the Common Stock, the Company would not (until such Foreign ownership was reduced to or below 25%) be permitted to continue its U.S. coastwise trade operations. To help facilitate compliance with the Acts, the Restated Certificate of Incorporation requires the Company to institute and to implement through the transfer agent for the Common Stock a dual stock certificate system, pursuant to which certificates evidencing shares of Common Stock bear legends which, among other things, designate such certificates as either "foreign" or "domestic," depending on the citizenship of the owner. The Restated Certificate of Incorporation also establishes procedures designed to enable the Company to monitor and limit foreign ownership of the Common Stock, and authorizes the Board under certain circumstances to redeem shares of stock owned by non-U.S. citizens. Moreover, the By-laws provide that the Chairman of the Board and Chief Executive Officer, and the President must each be U.S. citizens, and restrict any officer who is not a U.S. citizen from acting in the absence or disability of such person. The By-laws further provide that the number of non-U.S. citizen directors shall not exceed a minority of the number necessary to constitute a quorum for the transaction of business.

                                  ANNUAL REPORT

         A copy of the Company's Annual Report to Stockholders for the fiscal year ended December 31, 2001 accompanies this Proxy Statement and should be read in conjunction herewith.


                  STOCKHOLDER PROPOSALS FOR 2003 ANNUAL MEETING

         Stockholder proposals to be presented at the 2003 Annual Meeting must be received by the Company on or before December 6, 2002 for inclusion in the proxy statement and proxy card relating to the 2003 Annual Meeting pursuant to SEC Rule 14a-8. Any such proposals should be sent via registered, certified or express mail to: Secretary, SEACOR SMIT Inc., 11200 Richmond Avenue, Houston, Texas 77082.

         As a separate and distinct matter from proposals under Rule 14a-8, in accordance with Article I, Section 1 of the Amended and Restated By-laws of the Company, in order for business to be properly brought before the next annual meeting by a stockholder, such stockholder must deliver to the Company timely notice thereof. To be timely, a stockholder's notice must be delivered to or mailed and received by the Secretary at the principal executive offices of the Company, not less than 90 calendar days in advance of the anniversary date of the previous year's annual meeting of stockholders (or if there was no such prior annual meeting, not less than 90 calendar days prior to the date which represents the second Tuesday in May of the current year); if, however, the date of the annual meeting is advanced by more than 20 days, or delayed by more than 60 days, from such anniversary date, then, to be considered timely, notice by the stockholders must be received by the Company not later than the close of business on the later of (x) the 90th day prior to such annual meeting or (y) the seventh day following the date on which notice of the date of the annual meeting was mailed to stockholders or publicly disclosed.


                                                      For the Board of Directors

                                                      /s/ Randall Blank

                                                      Randall Blank
                                                      Secretary

PROXY                                                                      PROXY


    SEACOR SMIT INC., 11200 RICHMOND AVENUE, SUITE 400, HOUSTON, TEXAS 77082

            PROXY FOR ANNUAL MEETING OF STOCKHOLDERS ON MAY 15, 2002

           The undersigned having received the Notice of Meeting and Proxy Statement of SEACOR SMIT Inc. (the "Company") dated April 5, 2002 and Annual Report for the fiscal year ended December 31, 2001, hereby appoints and constitutes Messrs. Charles Fabrikant and Randall Blank, and each of them, proxies with full power of substitution to vote for the undersigned at the Company's Annual Meeting of Stockholders to be held on May 15, 2002, and at any adjournments thereof (the "Annual Meeting"), as follows:

                THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF
                         DIRECTORS OF SEACOR SMIT INC.

                   IMPORTANT -- THIS PROXY MUST BE SIGNED AND
                           DATED ON THE REVERSE SIDE.


--------------------------------------------------------------------------------

                                SEACOR SMIT INC.
      PLEASE MARK VOTE IN BOX IN THE FOLLOWING MANNER USING DARK INK ONLY.

[                                                                             ]

The Board of Directors recommends a vote FOR item A.
If no direction is made, this proxy will be voted FOR all management nominees listed.
                                             For        Withhold       For All
                                             All           All          Except

A.  ELECTION OF DIRECTORS--                  [ ]           [ ]            [ ]
    Nominees: 01-Charles Fabrikant,
    02- Michael E. Gellert,
    03-Stephen Stamas,
    04-Richard M. Fairbanks, III,
    05-Pierre de Demandolx,
    06-Andrew R. Morse,
    07-John C. Hadjipateras,
    08-James A. F. Cowderoy,
    09-Oivind Lorentzen

    INSTRUCTIONS: To withhold authority
    to vote for any one or more management
    nominee, write the nominee's name.

-------------------------------------------

         In their discretion, upon any other matters which may properly come before the Annual Meeting or any adjournments thereof, hereby revoking any proxy heretofore given by the undersigned for the Annual Meeting.


   P               Dated:                                      , 2002
                          -------------------------------------
   R

   O

   X

   Y
         B. Signature(s)
                         ------------------------------------------------------

                         ------------------------------------------------------

                                 Please sign name as it appears hereon. When signed as attorney, executor, trustee or guardian, please add capacity in which signed. For joint- or co-owner, each owner should sign.

                                 This Proxy, when properly executed, will be voted by the manner directed therein by the undersigned. If no direction is made, this Proxy will be voted FOR all management nominees listed.

--------------------------------------------------------------------------------

                              FOLD AND DETACH HERE

                             YOUR VOTE IS IMPORTANT!

           PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY
                          USING THE ENCLOSED ENVELOPE.